Exhibit 10.27.2

December 28, 2022

Sean Simpson
[***]

Via Email

Dear Sean:

In recognition of your founding role with LanzaTech NZ, Inc. (the “Company”) and your significant contributions over the last 17 years towards the success of the Company, including bringing it and your team to the current stage of public company readiness, this letter agreement is to record the outcome of our discussions around your transition into your next role with the Company. We deeply appreciate the openness of our discussions on this important topic as well as your wish to fully support the Company in the next phase of its development, and we trust that the arrangements set out in this letter agreement accurately capture our mutual wishes for the future role and your transition into it.

In essence, you will move from being both a director of the Company (including its relevant subsidiaries and affiliates) and its Chief Science Officer, to being a consultant. In your role as a consultant, you will provide advice and support to the Company’s senior leadership and also provide important support to the team for those particular strategic projects that require further transition. It is our mutual intent that this transition be executed effectively and with delicacy, both in your and in the Company’s best interests, and whilst the way we will do that will develop and change over time in response to particular requirements, the remainder of this letter sets out some of the more formal aspects as to how we will achieve that.

Whilst aspects of the transition will take place over a significant period of time, the effective date for the change in your status, and hence your last day as a director and Chief Science Officer of the Company, will be January 1, 2023 (the “Transition Date”). We wish for you to enter into the consulting agreement attached hereto as Exhibit B (the “Consulting Agreement”) so that your new role as advisor to the Company begins seamlessly on the Transition Date. In connection with the transition, the Company is offering to make the payments described in Paragraph 2 below (the “Payments”); provided that you sign and return this transition agreement, including the release of claims attached hereto as Exhibit A (the “Release” and together with this letter agreement, the “Agreement”), to Carl Wolf via DocuSign by January 10, 2023 (the “Deadline”), which is twenty-one (21) days after the date this Agreement was first provided to you. The Payments will be made in accordance with Paragraph 2 (Payments) so long as you do not revoke your acceptance of the terms of this Agreement (as described below) and otherwise comply with the terms of this Agreement.

By signing and returning this Agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set out in the Release and the numbered paragraphs below.

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Although your receipt of the Payments is expressly conditioned on you entering into this Agreement, the following will apply regardless of whether you timely sign and return this Agreement:

●	As of the Transition Date, all payment of wages from the Company will cease and eligibility for any benefits you had as of the Transition Date under any Company-provided benefit plans, programs, or practices will end as provided in such plans or programs, except as required by federal or state law.
●	You will receive, on the next regularly scheduled payday, payment for your final wages through the Transition Date accrued through the Transition Date. You will receive the benefits earned, if any, under the applicable Company benefit plans and programs for the period preceding the Transition Date, in accordance with the governing documents and policies of any such benefits, plans, and arrangements.
●	As of your Transition Date, you have the following equity awards outstanding:
o	Incentive Stock Option granted on February 14, 2013, for 71,630 shares;
o	Incentive Stock Option granted on September 20, 2017, for 82,915 shares;
o	Nonstatutory Stock Option granted on September 20, 2017, for 117,085 shares;
o	Incentive Stock Option granted on June 26, 2020, for 18,000 shares*;
o	Nonstatutory Stock Option granted on June 26, 2020, for 12,000 shares*;
o	Restricted Stock Award granted on November 9, 2020, for 135,531 shares*;
o	Nonstatutory Stock Option granted on November 9, 2020, for 53,818 shares*;
o	Incentive Stock Option granted on November 9, 2020, for 3,522 shares*; and
o	Nonstatutory Stock Option granted on November 9, 2020, for 11,845 shares*

(the “Equity Awards”). An asterisk (*) indicates awards that are not fully vested as of your Transition Date. The unvested Equity Awards will continue to vest in accordance with their terms, including during your Consulting Period (described in Paragraph 16) so long as there is no interruption or termination of your service with the Company. Below is some additional information regarding your Equity Awards:

●	Stock Options: You generally have until the earlier of (A) the tenth (10th) anniversary of the stock option’s grant date or (B) twelve (12) months following your last date of service with the Company (generally, the end of the Consulting Period) (such 12-month period, the “post-termination exercise period”) to exercise your vested stock options. However, if you wish to retain favorable tax treatment for your stock options which qualify as “Incentive Stock Options,” you must exercise those stock options within three (3) months of your Transition Date. Please refer to the applicable stock option agreement for details, and email Carl Wolf at [***] if you have questions about the deadline to exercise your stock options. You are solely responsible for keeping track of when your stock options expire and the deadline for exercising your stock options. The Company has no obligation to notify you about the

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expiration of or deadline for exercising your stock options, even if it has done so in the past or may do so in the future.

●	Restricted Stock Award: Generally, your Restricted Stock Award will vest only if there is a “Liquidity Event” (as defined in the grant notice for the Restricted Stock Award) and only to the extent your award is eligible to vest. Your award will be fully eligible to vest if you provide uninterrupted service to the Company through November 9, 2023. The Consulting Period will count towards this service requirement; provided, that there is no interruption or termination of your service. Additionally, if the De-SPAC Transaction (as defined in Paragraph 2) closes while you are still performing services for the Company, your Restricted Stock Award will become fully eligible to vest and fully vest as of such closing date. However, if the De-SPAC Transaction or other “Liquidity Event” does not occur within ten (10) years of the Restricted Stock Award’s grant date, that award will be forfeited in its entirety. Please refer to the applicable restricted stock award agreement for details, and email Carl Wolf at [***] if you have questions about your Restricted Stock Award.

In addition to the Equity Awards, you hold 287,696 shares of Company stock, either directly or indirectly through the Shikine Onsen Trust (the “Shares”).

●	You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by Paragraph 10 below. Further, you remain subject to the confidentiality, non-disclosure, non-compete, and non-solicitation obligations set out in any confidentiality agreement or other employment-related agreement that you executed in connection with your employment with the Company, including the Employee Proprietary Information and Inventions Agreement dated May 1, 2020 (the “PIIA Agreement”), which such obligations survive and continue after the Transition Date.
●	Unless the Company provides otherwise, you must return to the Company all Company property within seven (7) days of the Transition Date.

If you elect to timely sign and return this Agreement, and do not revoke your acceptance within the “Revocation Period” (defined in Paragraph 15), subject to your compliance with the terms and conditions of this Agreement, the following will also apply:

1.Transition.

a.Formalities. To implement the transition plan and move you into the new role as a consultant and advisor to the Company, we will need your formal resignation as an officer and director. Accordingly, by signing this Agreement, and the attached Confirmation included here as Exhibit C, you hereby voluntarily and irrevocably resign from all positions that you hold as a member of the Board of Directors of Company; as an officer, employee, or agent of the Company; and as a director, officer, employee, or agent of each subsidiary of the Company, effective as of the Transition Date without the need for acceptance or further action by any other party. Subject to your execution of the Consulting Agreement, you will be an advisor to the Company beginning on the Transition Date.

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b.Cooperation. Notwithstanding Paragraph 1.a (Transition – Formalities), you promise to fully cooperate with the Company to ensure an orderly transfer of your duties and responsibilities and to work with the Company towards the closing of the De-SPAC Transaction to the best of your abilities. This promise is in addition to the obligations you have already entered into under the Company Stockholder Support Agreement relating to the De-SPAC Transaction dated March 8, 2022.

2.Payments. Subject to the Company obtaining any required consents under the Merger Agreement (defined below), the Company will pay you one or more payments as follows, depending on the timing of the closing of the transaction contemplated by the Agreement and Plan of Merger, dated March 8, 2022, by and among AMCI Acquisition Corp. II, AMCI Merger Sub, Inc., and the Company, as amended (the “Merger Agreement” and such transaction, the “De-SPAC Transaction”)

a.De-SPAC Transaction Closes by February 14, 2023: If the De-SPAC Transaction closes by February 14, 2023, the Company will pay you $1,500,000 in a single lump sum within 45 days of the closing of the De-SPAC Transaction.
b.De-SPAC Transaction Does Not Close by February 14, 2023: If the De-SPAC Transaction does not close by February 14, 2023, the Company will pay you:
i.$750,000 in a single lump sum within 45 days of February 14, 2023; and
ii.$750,000 in a single lump sum within 45 days of the earlier of:
A.The closing of the De-SPAC Transaction, or
B.The closing of the Company’s next Financing;

provided, that such closing must occur before January 1, 2025. If the closing does not occur before January 1, 2025, the payment described in Paragraph 2.b.ii (the second payment of $750,000) will not be paid, and you will have no right to such payment. “Financing” means the Company’s receipt of equity financing, after the date of this Agreement, with aggregate cash proceeds in excess of $50,000,000.

All such amounts will be paid to you, less all applicable taxes and withholdings.

You agree and acknowledge that you will not be eligible for, nor shall you have a right to receive, any other payments or benefits from the Company following the Transition Date other than as set out in this Agreement and the Consulting Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company to provide these or other benefits to any individual other than you.

3.Release of Claims and Lock-Up. In consideration of the Payments, which you acknowledge you would not otherwise be entitled to receive, you hereby agree as follows:

a.You will execute and not revoke the Release attached hereto as Exhibit A; and
b.None of you, your affiliates or representatives, nor any trust (including the Shikine Onsen Trust), the assets of which are held for your benefit or for the benefit of any of your family members, shall sell or transfer any of the Shares or any shares of the Company (including any successor company) which

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you may acquire pursuant to the terms of an Equity Award, in each instance, during the six (6)-month period following the closing of the De-SPAC Transaction.

Without limiting the forgoing, your ability to sell any shares of the Company (including any successor company) remains subject to all applicable securities laws, rules, and regulations and the terms of any applicable award agreement or incorporated document of the Company (including any successor company).

4.Continuing Obligations. You acknowledge and reaffirm your confidentiality, non-disclosure, non-compete, and non-solicitation obligations discussed on page 3 of this Agreement.

5.Non-Disparagement. You understand and agree that, to the extent permitted by law and except as otherwise permitted by Paragraph 10 (Scope of Disclosure Restrictions), you will not (a) make, publish, or communicate, to any entity or person or in any public forum, any defamatory remarks, comments, or statements concerning the Company’s products or services; or (b) make any maliciously false statements about the Company’s officers or employees. You understand that this Paragraph 5 (Non-Disparagement) does not, in any way, restrict or impede you from (i) exercising your rights under section 7 of the National Labor Relations Act (or any other protected rights) to the extent that such rights cannot be waived by agreement, (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, or (iii) complying with any applicable law or regulation or any valid order of a court of competent jurisdiction or an authorized government agency; provided, that such compliance does not exceed the extent required by such law, regulation, or order. Except as provided in Paragraph 10 (Scope of Disclosure Restrictions), you will promptly provide written notice of any such order to the Company’s President, Chief Executive Officer, or Board of Directors.

6.Company Affiliation. You agree that, following the Transition Date, you will not hold yourself out as an officer, an employee, or, except as expressly permitted by the Company’s Chief Executive Officer or Board of Directors, a representative of the Company. You agree to update directory information that indicates your affiliation with the Company to refer to your status as of the Transition Date as (i) the founder of the Company and (ii) an advisor to the Company. Without limiting the foregoing, you confirm that, within five (5) days following the Transition Date, you will update any and all social media accounts (including, without limitation, LinkedIn, Facebook, Twitter, and Instagram) to reflect that you are no longer employed by the Company. You may include in any biographical material or on any social media account that you are a founder of the Company and (for the duration of the Consulting Period) that you are an advisor to the Company.

7.Return of Company Property. You confirm that, except as expressly permitted by the Company to the contrary, you have returned, or will return within the period discussed on page 3, to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact all, and have otherwise not destroyed, deleted, or made inaccessible to the Company, any electronic Company documents, including, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the

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Company has not authorized to receive such electronic or hard copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

8.Business Expenses and Final Compensation. You agree to submit all requests for business expenses, in accordance with the Company’s procedures no later than January 6, 2023. You acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages; bonuses; commissions; and accrued, unused vacation time or other paid time off, and that no other compensation is owed to you except as provided herein.

9.Confidentiality. You understand and agree that, to the extent permitted by law and except as otherwise permitted by Paragraph 10 (Scope of Disclosure Restrictions), the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

10.Scope of Disclosure Restrictions. Nothing in this Agreement prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

11.Amendment and Waiver. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors, and administrators. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.No Work-Related Injury. You represent that you are not aware of any work-related injury or illness that you have not already disclosed to the Company.

13.Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall

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not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

14.Nature of Agreement. You understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.Acknowledgments. You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement, including the Release attached hereto, and any changes to this Agreement, whether or not material, will not restart the twenty-one (21)-day consideration period. The Company is hereby advising you to consult with an attorney of your own choosing prior to signing this Agreement. You understand that you are not waiving or releasing rights or claims that may arise after you sign this Agreement. You understand that you may revoke this Agreement for a period of seven (7) days after you sign this Agreement (the “Revocation Period”) by notifying the Company in writing by emailing Carl Wolf at [***], and the Agreement shall not be effective or enforceable until the expiration of this seven (7)-day revocation period. You understand and agree that by entering into this Agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

16.Consulting Period.

a.Consultant. For the period beginning on the Transition Date and for the term specified in the Consulting Agreement (such term, the “Consulting Period”), you shall serve as a consultant to the Company. The Consulting Agreement sets out the terms and conditions of your role as a consultant to the Company. You agree to execute and deliver to the Company the signed Consulting Agreement concurrently with this Agreement.
b.Final Release. On the last day of the Consulting Period, you agree to execute and deliver to the Company a second release of claims substantially in the form attached hereto as Exhibit D.

17.Voluntary Assent. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You further state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

18.Applicable Law. This Agreement shall be interpreted and construed by the laws of the state of Illinois, without regard to conflict of laws provisions. You hereby irrevocably submit to, acknowledge, and recognize the jurisdiction of the courts of the state of Illinois, or if appropriate, a federal court located in the state of Illinois (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action, or other proceeding arising out of, under, or in connection with this Agreement or the subject matter hereof. You hereby irrevocably waive any right to trial by jury in any action, suit, or other legal proceeding arising under or relating to any provision of this Agreement.

19.Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your transition, the Payments, and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith (including, for the avoidance of doubt, the draft executive employment agreement which was provided to you on December 2, 2022). Nothing herein supersedes or

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nullifies any post-employment confidentiality, non-solicitation, noncompete, or inventions assignment obligations you may have under any existing agreement by and between you and the Company, including the PIIA Agreement.

20.Tax Acknowledgement.

a.In connection with the Payments provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Payments under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of the Payments set out in Paragraph 2 (Payments).
b.The Agreement will be interpreted to ensure that the payments contemplated hereby to be made by the Company to you are exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement will be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A; provided, that nothing in this Agreement will be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or any other individual or entity. Any payments made under this Agreement that satisfy the requirements to be a short-term deferral, within the meaning of Treas. Reg. § 1.409A-1(b)(4), shall, to the maximum extent possible, not be treated as deferred compensation subject to Section 409A. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment to you that is subject to Section 409A and would otherwise be paid within six (6) months after your separation from service will instead be paid in the seventh (7th) month following your separation from service (solely to the extent required by Section 409A(a)(2)(B)(i) of the Code). Any taxable reimbursement due under the terms of this Agreement will be paid no later than December 31st of the year after the year in which the expense is incurred and will comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

21.Indemnification. The Company hereby acknowledges its obligations under the Indemnification Agreement between you and the Company, dated October 30, 2021 (the “Indemnification Agreement”). If a “Proceeding” (as such term is defined in the Indemnification Agreement) covered under the Indemnification Agreement is brought against you, then, on giving reasonable written notice to the Company, you or your advisor may inspect at an agreed location and copy any documents or records in the possession of, or belonging to, the Company, which are relevant in relation to the defense of such Proceeding to which you would have been entitled to have access and inspect in your capacity as a director or officer (such documents or records, the “Documents”). For the avoidance of doubt:

a.Without limiting your existing confidentiality obligations, you will keep the Documents confidential, and will not use them or disclose their contents except for the purpose of defending the relevant Proceeding or if required to do so by law; and
b.With respect to any Documents which are privileged:
i.where the Company gives you access to such Documents, the Company, by that action, will not be regarded as having waived any privilege;

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ii.you will not waive the privilege or do or omit to do anything which might cause that privilege to be waived or otherwise lost, without first obtaining the Company’s written consent; and
iii.unless a Court orders otherwise, the Company may deny you access to any particular privileged Document if the Company believes, on reasonable grounds, that the privilege attaching to that Document may be lost if the Company grants you access to that Document.

[SIGNATURES FOLLOW]

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Very truly yours,

LanzaTech NZ, Inc.

/s/ Dr. Jennifer Holmgren
Dr. Jennifer Holmgren
Chief Executive Officer

I hereby agree to the terms and conditions set out above and in the Release attached hereto as Exhibit A. I have been given at least twenty-one (21) days to consider this Agreement, and I have chosen to execute this on the date below. I intend that this Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ Sean Simpson	January 2, 2023
Sean Simpson	Date

To be returned in a timely manner as set out on the first page of this Agreement.

[Signature Page]

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EXHIBIT A: RELEASE OF CLAIMS

Exhibit A - 1

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EXHIBIT B: CONSULTING AGREEMENT

Exhibit B - 1

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EXHIBIT C: CONFIRMATION

Exhibit C - 1

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EXHIBIT D: FINAL RELEASE

Exhibit D - 1